EXHIBIT 99.2

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                               AMENDMENT NO. 1 TO
                          GREENWICH AIR SERVICES, INC.
                             1992 STOCK OPTION PLAN

      WHEREAS, the Board of Directors (the "Board of Directors") of Greenwich Air Services, Inc. (the "Company") has previously adopted, and the stockholders of the Company previously have approved that certain stock option plan known as the Greenwich Air Services, Inc.1992 Stock Option Plan, such plan also known as the Greenwich Air Services, Inc. 1992 Employee Incentive and Non-Qualified Stock Option Plan, (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible employees of the Company; and

      WHEREAS, the Company declared a stock dividend payable May 8, 1996 to stockholders of record as of April 18, 1996 of one share of Class B Common Stock for each share of Common Stock outstanding as of the record date and reclassified each share of Common Stock outstanding as of the record date as Class A Common Stock; and

      WHEREAS, such dividend of Class B Common Stock was effected on May 8, 1996; and

      WHEREAS, the Board of Directors deems it desirable to amend the Plan as provided herein;

      NOW, THEREFORE, the Plan is amended upon the terms and subject to the conditions set forth herein:

                                    ARTICLE I

      TITLE. The title of the Plan shall be amended by deleting the words comprising such title in their entirety and inserting in lieu thereof the words "Greenwich Air Services, Inc. 1992 Employee Stock Option Plan."

                                AMENDMENT TO PLAN

      Section 1. PURPOSE OF PLAN. Paragraph one of this section shall hereby be amended by deleting the text therein in its entirety and inserting in lieu thereof the following:

      The purposes of the Greenwich Air Services, Inc. 1992 Employee Stock Option Plan (the "Plan") (formerly known as the Greenwich Air Services, Inc. 1992 Employee Incentive and Non-Qualified Stock Option Plan or the Greenwich Air Services, Inc. 1992 Stock Option Plan) are to aid Greenwich Air Services, Inc. (the "Company") and its subsidiaries in attracting and retaining highly capable employees and to enable selected key employees of the Company and its subsidiaries to acquire or increase ownership interest in the Company on a basis that will encourage them to perform at increasing levels of effectiveness and use their best efforts to promote the growth and profitability of the Company and its subsidiaries. Consistent with these objectives, this Plan authorizes the granting to selected key employees of options ("Options") to acquire shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock") or both pursuant to the terms and conditions hereinafter set forth. The Class A Common Stock and the Class

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B Common Stock are sometimes collectively referred to hereinafter as the "Stock"
or the "Common Stock." As used herein the term "subsidiary" shall have the meaning ascribed to the term "subsidiary corporation" under Section 425 of the Internal Revenue Code of 1986, as amended (the "Code").

      Section 5. OPTIONS SHARES. Paragraph (a) of this section shall hereby be amended by deleting the text therein in its entirety and inserting in lieu thereof the following:

(a) The shares subject to Options granted under this Plan shall be shares of Common Stock and, except as otherwise required or permitted by Subsection 5(b) below, the aggregate number of shares with respect to which Options may be granted shall not exceed 584,125 shares; PROVIDED HOWEVER, that the total number of shares of Class A Common Stock issuable under this Plan shall not exceed 184,375 shares and that the total number of shares of Class B Common Stock issuable under this Plan shall not exceed 399,750 shares. If an Option for Class B Common Stock expires, terminates or is otherwise surrendered, in whole or in part, the shares allocable to the unexercised portion of such Option shall again become available for grants of Options hereunder. If an Option for Class A Stock expires, terminates or is otherwise surrendered, in whole or in part, the share allocable to the unexercised portion of such option shall not be available for regrant under the Plan.

      In order to adjust for the stock dividend declared by the Board of Directors on April 18, 1996, upon the exercise of options under this Plan which were granted prior to May 9, 1996 and were outstanding on such date, one share of Class A Common Stock and one share of Class B Common Stock shall be issued for each such option exercised. WITH RESPECT TO OPTIONS GRANTED ON AND SUBSEQUENT TO MAY 9, 1996, OPTIONS ONLY SHALL BE GRANTED TO, AND ONLY SHALL ENTITLE THE HOLDER THEREOF TO, PURCHASE SHARES OF CLASS B COMMON STOCK. As determined from time to time by the Board of Directors, the shares available under this Plan for grants of Options may consist either in whole or in part of authorized but unissued shares of Common Stock or, in the case of Class B Common Stock, shares of Class B Common Stock which have been reacquired by the Company or a subsidiary following original issuance.

                                   ARTICLE II

                           EFFECTIVE DATE OF AMENDMENT

      The amendments effected hereby shall be effective as of the earlier of July 26, 1996, the date on which this amendment was approved by the Board of Directors, or such earlier date as specified herein, but subject to approval of a majority of the shares of the voting stock of the Company entitled to vote thereon represented in person and by proxy at a meeting of the stockholders of the Company.